ShoreTel Reports Financial Results for Third Quarter Fiscal Year 2017

Year Over Year Improvements in Total Revenue, Gross Margins and Profitability; Aligns U.S. Channel Partners by Completing Consistent Global Two-Tier Distribution Model

SUNNYVALE, Calif., April 26, 2017 /PRNewswire/ -- ShoreTel® (NASDAQ: SHOR), a leading provider of communication solutions that make interactions simple, today announced financial results for the third quarter of its fiscal year 2017, which ended March 31, 2017.

As the Company's strategic shift in revenue mix towards hosted revenue continued, third quarter of fiscal 2017 total revenue was $87.7 million, compared to $85.2 million in the third quarter of fiscal 2016 and $88.0 million in the prior quarter. GAAP net loss was $2.9 million, or $0.04 per share, in the third quarter of fiscal 2017, compared with a GAAP net loss of $8.7 million, or $0.13 per share, in the third quarter of fiscal 2016 and a GAAP net loss of $2.9 million, or $0.04 per share in the prior quarter. Non-GAAP net income, which excludes stock-based compensation charges, amortization of acquisition-related intangibles, other adjustments and related tax charges, for the third quarter of fiscal year 2017 was $0.6 million, or $0.01 per diluted share. This compares with a non-GAAP net loss of $3.9 million, or $0.06 per share, in the third quarter of fiscal 2016 and a non-GAAP net income in the prior quarter of $1.9 million, or $0.03 per diluted share.

"Total revenue, profitability and cash flow from operations showed improvements on a year over year comparison. We have implemented and will continue to identify actions to further improve the company's growth," said Don Joos, president and CEO of ShoreTel. "The board's Strategic Advisory Committee continues to evaluate alternatives to increase shareholder value."

Third Quarter Fiscal 2017 Financial Highlights

Hosted revenues of $38.3 million in the third quarter of fiscal 2017 were up 17 percent year-over-year and 4 percent sequentially. GAAP hosted gross margin for the third quarter of fiscal year 2017 was 54.6 percent, compared with 49.4 percent in the third quarter of fiscal year 2016. Non-GAAP hosted gross margin was 57.3 percent in the third quarter of fiscal 2017, compared with 53.3 percent in the third quarter of fiscal 2016. The total number of installed customer seats increased 24 percent over the third quarter of fiscal 2016 to approximately 271,000. Hosted revenue churn was 5.1 percent annualized in the third quarter of fiscal 2017.

Product revenues of $30.5 million in the third quarter of fiscal 2017 were down 10 percent year-over-year and down 5 percent sequentially. GAAP product gross margin for the third quarter of fiscal year 2017 was 67.4 percent, compared with 67.1 percent in the third quarter of fiscal year 2016. Non-GAAP product gross margin was 67.4 percent in the third quarter of fiscal 2017, compared with 67.1 percent in the second quarter of fiscal 2016.

Support and services revenues of $18.9 million in the third quarter of fiscal 2017 were up 2 percent year-over-year and were down 1 percent sequentially. GAAP support and services gross margin for the third quarter of fiscal year 2017 was 78.0 percent, compared with 72.8 percent in the third quarter of fiscal year 2016. Non-GAAP support and services gross margin was 78.4 percent in the third quarter of fiscal 2017, compared with 73.5 percent in the third quarter of fiscal 2016.

GAAP total gross margin for the third quarter of fiscal year 2017 was 64.1 percent compared with 61.5 percent in the third quarter of fiscal year 2016. Non-GAAP total gross margin for the third quarter of fiscal year 2017 was 65.4 percent compared with 63.2 percent in the third quarter of fiscal 2016.

Cash flow from operations for the third quarter of fiscal year 2017 was $2.7 million compared with $2.1 million in the third quarter of fiscal 2016. As of March 31, 2017, the Company had $104.9 million in cash, cash equivalents and short-term investments and no outstanding debt.

Selected Operational Metrics

	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended
	03/31/17	12/31/16	09/30/16	06/30/16	03/31/16
Recurring Revenue as a Percent of Total Revenue	63%	61%	61%	54%	58%

Annual Recurring Revenue Run Rate (in millions)	$ 223	$ 216	$ 211	$ 203	$ 198

Hosted Average Monthly Recurring Revenue Per Customer	$ 1,991	$ 1,998	$ 2,076	$ 2,135	$ 2,209

Hosted Monthly Average Revenue Per User (ARPU)	$ 48	$ 48	$ 50	$ 51	$ 52

Hosted Average # of Seats per Customer	41	41	42	42	43

Hosted Revenue Churn Rate Annualized	5.1%	4.6%	4.0%	5.8%	4.7%

Total Company Headcount	1,166	1,144	1,145	1,194	1,188

Third Quarter of Fiscal 2017 Business Highlights

ShoreTel Expands Relationship with Value-Added Distributor, ScanSource
Alignment of global distribution strategies to enable consistent experience for ShoreTel partners worldwide

ShoreTel® (NASDAQ: SHOR), a leading provider of communication solutions that make interactions simple, today announced an expanded partnership with ScanSource Communications, a leading global provider of communications products and sales unit of ScanSource, Inc. (NASDAQ: SCSC).

The expanded relationship represents another milestone in our strategic transformation and establishes a consistent experience for ShoreTel channel partners by fully aligning ShoreTel's U.S. distribution model with the two-tier distribution strategy that ShoreTel utilizes in EMEA and APAC. ShoreTel will leverage ScanSource's expertise to increase supply chain efficiency and related value-added services for its channel partners. As a result, ShoreTel channel partners who currently buy premises-based unified communications products directly from ShoreTel will transition to procuring ShoreTel's onsite solutions through ScanSource with a target effective date of July 1, 2017.

ShoreTel continues to invest in enhancing its innovative ShoreTel ConnectTM unified communications solution, which delivers a comprehensive, seamlessly integrated feature set that makes it easy for businesses and their users to interact. Connect provides businesses with a consistent, intuitive user experience that can be easily deployed through three different models - cloud, hybrid and onsite - the latter of which will now be offered through ScanSource. Additionally, ShoreTel will provide continued sales and marketing support for partners who distribute ShoreTel's onsite solutions via ScanSource.

ShoreTel Teamwork Enables the Mobile Workstyle for Remote Teams

ShoreTel announced the launch of ShoreTel TeamworkTM, a real-time collaboration tool that empowers teams to work more efficiently and productively on the go. With Teamwork, colleagues can collaborate over chat, manage team tasks and share files, all from one mobile application.

As a mobile-first collaboration solution, Teamwork is designed to provide a virtual workspace that brings teams together easily and conveniently, allowing them to send messages, share content, create and assign tasks to teammates, and manage personal task lists. Additionally, all activities posted within a Teamwork workspace are persistent. This enables new team members who join the workspace to review previous workspace activities and files so that they can come up to speed on projects more rapidly.

ShoreTel Teamwork was built from the ground up on the ShoreTel SummitTM architecture to be an enterprise-grade collaboration solution that complements ShoreTel Connect's unified communications suite. The Teamwork application is scalable, secure and easy for IT to deploy and manage.

ShoreTel Teamwork is currently included in the Essentials, Standard and Advanced service offerings for ShoreTel ConnectTM CLOUD customers in the US and Canada. Additional information can be found on the ShoreTel web site.

ShoreTel Connect CLOUD Launches in the UK
ShoreTel offers full services portfolio and simple migration to the cloud

ShoreTel announced, as part of its global service expansion, the introduction in the UK of ShoreTel Connect™ CLOUD and ShoreTel Connect Contact Center for CLOUD solutions. This launch follows the successful introduction of cloud-based solutions as a partner managed service in the UK in 2015. ShoreTel can now provide unified communications (UC) ready-made "as-a-service" with clear and simple customer pricing, enabling a wider range of businesses of all sizes to benefit from voice, video, mobile, conferencing, messaging and contact center communication services.

ShoreTel Connect CLOUD has been available to US customers for 15 months and the time is right to expand into more theatres. The UK Data Centre is production ready and built on best practices in terms of architecture and knowledge gained over this period. This, combined with a long history of cloud UC service delivery, strategic acquisitions and a proven global 20-year track-record in providing UC software and services, means that ShoreTel' s 'enterprise-class' UC services are now easily accessible to any size of business. This includes ShoreTel Connect Contact Center for CLOUD which is ideal for organizations who need anything from a small help desk to a large scale omni-channel environment.

ShoreTel Connect CLOUD is designed to improve business productivity and save time, offering a natural, collaborative user experience and placing enterprise communications on-par with personal communications. The ShoreTel Connect client app makes collaboration simple and consistent across various deployment types. With one click, users can easily escalate a conversation from an IM to a call, to an online meeting, and then to a web desktop share and video. Browser-based, the app allows seamless collaboration among internal teams, while also enabling external users to engage and collaborate in the same experience without the need for plug-ins, multiple application windows, passwords or complex set-up.

ShoreTel Integrates with G Suite and Google Chrome to Streamline Workflows and Increase Productivity

ShoreTel launched ShoreTel Connect for Chrome browser, an integrated solution that delivers a unified communications experience between ShoreTel Connect, Google G SuiteTM and Google ChromeTM. With a new client app, users can streamline workflows and increase efficiencies with integrated contacts, events and call control.

Specifically, this integration enables users to:

  Easily search for contacts by merging ShoreTel contacts with G Suite contacts into a single list. Connect for Chrome browser lets users search through all contacts at once and initiate a call with one click.
  Maximize productivity with integrated call control. Users can search for contacts, dial and control calls from the Chrome browser extension all in one place. User can also view presence status for contacts within search results.
  Users can create and join ShoreTel events from Google Calendar. Clicking on a notification takes users into a web conference where they can collaborate by sharing their screen and participating in a group chat.

Connect CLOUD and ONSITE users can get up and running quickly and easily by downloading the ShoreTel Connect extension from the Google Chrome webstore.

Connect for Chrome browser is available for no additional cost to U.S. Connect CLOUD and Connect ONSITE customers with Essentials, Standard and Advanced service or product plans.

ShoreTel Recognized for Product Innovation and Channel Program Excellence
ShoreTel Connect Honored by TMC and ShoreTel Champion Partner Program Given 5-Star Rating by CRN

ShoreTel announced it received top accolades from two industry awards programs. TMC, a global, integrated media company, has named ShoreTel Connect™ as a 2017 Unified Communications Product of the Year Award winner, and CRN®, a brand of The Channel Company, has given ShoreTel a 5-Star rating in its 2017 Partner Program Guide.

ShoreTel Connect Named TMC 2017 Unified Communications Product of the Year

ShoreTel Connect is a complete unified communications solution that delivers rich communications and collaboration features in an intuitive, modern interface, making it easy for teams, partners and customers to interact anytime and from any location. Connect delivers business communications via cloud or premise through a single user experience, providing IT groups with the simplest approach to delivering rich end user features such as chat, desktop sharing, presence, meeting management tools, contact center capabilities, mobility and more. This past year, ShoreTel announced several major enhancements to ShoreTel Connect which provide even more flexibility and efficiency for users, including integrated multi-point video conferencing, integrations with Google Chrome™ browser and Google G Suite™, and the new ShoreTel Teamwork app for team collaboration.

ShoreTel Awarded 5-Star Rating in CRN 2017 Partner Program Guide

CRN's 5-Star Partner Program Guide rating recognizes an elite subset of companies that offer solution providers the best partner opportunities in their channel programs. To determine the 2017 5-Star ratings, The Channel Company's research team assessed each vendor's partner program based on investments in program offerings, partner profitability, partner training, education and support, marketing programs and resources, sales support and communication.

CRN gave ShoreTel a 5-Star rating in its 2017 Partner Program Guide. This is ShoreTel's fourth consecutive year with a 5-Star rating. ShoreTel's Champion Partner Program is designed to help partners succeed through selling ShoreTel solutions, offering infrastructure support services, or both.

Worldhotels Goes Global with ShoreTel and Interoute
Partnership supports scalability, ease of management for international organizations

ShoreTel and Interoute announced their partnership serving international markets with ShoreTel ConnectTM unified communications (UC) solutions deployed on Interoute's Enterprise Digital Platform, a global privately connected cloud infrastructure.

Interoute operates one of Europe's largest network integrated clouds, serving customers across three continents. The cloud communication services provided by ShoreTel and deployed on Interoute's cloud are particularly valuable for businesses that operate internationally, such as Worldhotels, as they enable operators and employees to manage their communications and develop their services in a consistent way across multiple sites.

One Global UC Solution for Worldhotels

Interoute and ShoreTel recently deployed the ShoreTel Connect solution using Interoute's Enterprise Digital Platform with SIP trunking. The combined solution has enabled Worldhotels employees to communicate both internally and externally from any location worldwide. It is a scalable solution that can be adapted, developed and expanded to help Worldhotels meet future requirements. The solution currently connects 135 employees at 36 locations, including Germany and the USA.

During implementation of the solution, ShoreTel and Interoute worked closely with Worldhotels to ensure a smooth and seamless deployment. As a result, the hotel group was able to introduce employees to the solution quickly, increasing their productivity, drastically reducing the cost of telephone calls, and increasing the number of branch offices.

ShoreTel Summit Powers Callidus Health Communications Suite

ShoreTel announced that Callidus Health's technology is powered by ShoreTel Summit, ShoreTel's Communications Platform as a Service (CPaaS) architecture.

Callidus Health needed a reliable platform to serve as the foundation for their healthcare answering service and communications suite. Since their communications suite handles patient information and time-sensitive patient requests, it was essential that the voice and SMS platform they selected deliver low latency and HIPAA compliance to ensure all information is received immediately and securely. Voice and SMS functionality was integrated into Callidus Health's two communications solutions - one for patients and one for doctors.

By leveraging the Summit platform, Callidus Health's CareLINK solution is able to route patient requests to the appropriate doctor based on the patient's needs. CareLINK eliminates the need for third-party answering services and pagers by alerting the doctor of a new patient request via email, voice or text, allowing for fast physician follow up. CareLINK also uses Summit's call scheduling functionality to automate voice and SMS appointment reminders for patients. Plus, text-to-speech functionality makes it easy for users to update the appointment reminders without having to record and upload a new message.

Callidus Health's provider solution, CareTEAM, allows doctors to communicate with one another via email, text and voice over IP. CareTEAM also supports group texts so nurses, doctors and pharmacists can converse in a single, secure conversation. Doctors, nurses and pharmacists also have access to patient profiles which allows care teams to share patient information and can alert one another about updates to the record. The Summit Platform enables secure transmission of important scheduling and profile data over HTTPS-based APIs to streamline and simplify interactions among the various parties.

ShoreTel Summit Enables Georgia Tourism to Improve Customer Service
Advanced call routing reduces hold times, eliminates need for third-party call center

ShoreTel announced that Georgia Tourism is relying on ShoreTel Summit™ to improve customer service and response times. With an IVR (integrated voice response) application built on Summit, Georgia Tourism has the ability to roll overflow calls to alternate offices and receive voicemail-to-email notifications during and after visitor center hours. The customized Summit application has helped to reduce hold times and improve the experience for visitors.

Georgia Tourism oversees 12 visitor information centers across the state of Georgia. After adding locations, it became challenging for the staff to manage call volumes and effectively meet visitors' needs. To deliver the level of service they desired, Georgia Tourism researched different IVR solutions and settled on ShoreTel Summit.

With Summit's advanced call routing, Georgia Tourism is able to answer visitors' questions in-house, eliminating the need for a third-party call center and its associated costs. If Georgia Tourism experiences spikes in call volumes, Summit empowers them to make changes to their call routing in real time without any disruption to their business.

Business Outlook

ShoreTel is providing the following outlook for its fiscal fourth quarter of 2017 ending June 30, 2017:

  Total revenue is expected to be in the range of $88 million to $94 million.
  GAAP total gross margin is expected to be in the range of 62.5 percent to 63.5 percent.  Non-GAAP gross margin, which excludes approximately 1.5 percentage points in stock-based compensation charges, amortization of acquisition-related intangibles and other adjustments, is expected to be in the range of 64 percent to 65 percent.
  GAAP total operating expenses are expected to be in the range of $60.5 million to $61.5 million. Non-GAAP operating expenses, which excludes approximately $4.5 million in stock-based compensation expenses, amortization of acquisition-related intangibles, and other adjustments, are expected to be in the range of $56 million to $57 million.

Conference Call Information

The Company will host a corresponding conference call and live webcast at 2:00 p.m. Pacific Time on Wednesday, April 26, 2017. To access the conference call, dial + 1-844-802-2443 for callers in the U.S. or + 1-412-317-5136 for international callers and ask to join the ShoreTel call. A live webcast will be available in the Investor Relations section of the Company's corporate website at http://ir.shoretel.com/ and an archived recording will be available beginning approximately two hours after the completion of the call. An audio telephonic replay of the conference call will also be available beginning approximately one hour after the completion of the call until May 10, 2017 by dialing + 1-877-344-7529 for callers in the U.S. or + 1-412-317-0088 for callers outside the U.S. and providing the conference identification number of 10105596.

Use of Non-GAAP Financial Measures

ShoreTel reports all required financial information in accordance with generally accepted accounting principles in the United States ("GAAP"), but it believes that evaluating its ongoing operating results may be difficult to understand if limited to reviewing only GAAP financial measures. Many investors have requested that ShoreTel disclose this non-GAAP information because it is useful in understanding the Company's performance as it excludes non-cash charges, other non-recurring adjustments and related tax changes, that many investors feel may obscure the Company's true operating performance. Likewise, management uses these non-GAAP measures to manage and assess the profitability of its business. Other than with respect to future non-GAAP gross margin and future non-GAAP operating expenses, ShoreTel has provided a reconciliation of non-GAAP financial measures following the text of this press release. ShoreTel is unable to provide a reconciliation to the future non-GAAP gross margin and future non-GAAP operating expenses, as the amount of stock-based compensation expense is subject to a number of assumptions based on future events, such as stock price, volatility and the amount of awards granted, as well as the amount of any litigation fees, which are not possible to predict. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measure.

Legal Notice Regarding Forward-Looking Statements

ShoreTel assumes no obligation to update the forward-looking statements included in this release. This release contains forward-looking statements within the meaning of the "safe harbor" provisions of the federal securities laws, including, without limitation, statements by Don Joos, statements regarding future benefits of the ScanSource relationship, new products, growth and market opportunities, statements in the "Business Outlook" section regarding ShoreTel's anticipated future revenues, gross margins and operating expenses (on a GAAP and non-GAAP basis) and other financial information. The forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. The risks and uncertainties include the intense competition in our industry, our reliance on third parties to sell and support our products, the impact on existing partner relationships of our new relationship with ScanSource, our ability to continue to grow our cloud-based solutions, our ability to maintain our premises products, supply and manufacturing risks, the impact of service disruptions or security breaches, uncertainties related to global operations, our ability to control costs as we expand our business, unforeseen difficulties in integrating acquired employees, products and technologies, inability to retain acquired customers, difficulties in managing more dispersed business operations, our ability to attract, retain and ramp new personnel, potentially longer sales cycles, uncertainties inherent in the product development cycle, our ability to identify and execute on strategic opportunities, uncertainty as to market acceptance of new products and services, the potential for litigation in our industry, the impact of mergers and consolidations in our industry, the impact of the publicly-announced strategic review process, the uncertain impact of global economic conditions and foreign exchange rates, including impact on customers' purchasing decisions, and other risk factors set forth in ShoreTel's Form 10-K for the year ended June 30, 2016.

About ShoreTel

ShoreTel (NASDAQ: SHOR) provides businesses worldwide with communication solutions that make interactions simple. From business phone systems, unified communications and contact center solutions to a fully hosted voice and SMS development platform, ShoreTel delivers unmatched flexibility and ease for companies looking to increase productivity and drive innovation. ShoreTel offers solutions in the cloud, onsite or a hybrid of both, giving customers the freedom to choose the best fit for their business needs now and in the future. Headquartered in Sunnyvale, Calif., ShoreTel has offices and partners worldwide. For more information, visit shoretel.com.

ShoreTel, ShoreTel Teamwork, ShoreTel Summit, ShoreTel Connect and the ShoreTel logo are trademarks or registered trademarks of ShoreTel, Inc. in the United States and/or other countries. CRN is a trademark or registered trademark of The Channel Company in the United States and/or other countries. Google Chrome and Google G Suite are trademarks or registered trademarks of Google, Inc. in the United States and/or other countries. All other trademarks, trade names and service marks herein are the property of their respective owners.

Investor Contact:
Barry Hutton
Director, Investor Relations
408-962-2573
bhutton@shoretel.com

(Tables follow)

SHORETEL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)
(Unaudited)

	As of	As of
	March 31,	June 30,
	2017	2016

ASSETS
Current assets:
Cash and cash equivalents	$ 56,672	$ 61,726
Short-term investments	48,246	46,433
Accounts receivable - net	26,524	32,902
Inventories	14,044	12,488
Prepaid expenses and other current assets	13,357	13,420
Total current assets	158,843	166,969

Property and equipment - net	20,550	21,551
Goodwill	129,449	129,449
Intangible assets	13,510	18,788
Other assets	5,712	5,581
Total assets	$ 328,064	$ 342,338

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$ 15,854	$ 14,932
Accrued liabilities and other	13,627	20,397
Accrued employee compensation	12,808	18,925
Accrued taxes and surcharges	3,587	3,917
Deferred revenue	59,050	56,765
Total current liabilities	104,926	114,936

Long-term deferred revenue	20,696	20,940
Other long-term liabilities	3,331	3,733
Total liabilities	128,953	139,609

Stockholders' equity:

Common stock	386,957	379,088
Accumulated deficit	(187,846)	(176,359)
Total stockholders' equity	199,111	202,729

Total liabilities and stockholders' equity	$ 328,064	$ 342,338

SHORETEL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share amounts)
(Unaudited)

	Three Months Ended			Nine Months Ended
	March 31,	December 31,	March 31,	March 31,
	2017	2016	2016	2017	2016

Revenue:
Hosted and related services	$ 38,272	$ 36,694	$ 32,768	$110,588	$92,654
Product	30,535	32,280	33,919	94,664	116,500
Support and services	18,923	19,060	18,549	56,786	56,538
Total revenue	87,730	88,034	85,236	262,038	265,692
Cost of revenue:
Hosted and related services	17,381	17,689	16,582	52,173	44,528
Product	9,958	10,803	11,164	30,950	38,337
Support and services	4,169	4,038	5,054	12,866	14,494
Total cost of revenue	31,508	32,530	32,800	95,989	97,359
Gross profit	56,222	55,504	52,436	166,049	168,333
Gross profit %	64.1%	63.0%	61.5%	63.4%	63.4%

Operating expenses:
Research and development	17,122	16,082	16,504	49,895	44,134
Sales and marketing	31,598	30,648	32,537	94,735	93,652
General and administrative	11,080	11,111	11,277	32,642	31,095
Acquisition related costs	-	-	822	-	1,356
Settlements and defense fees	(19)	40	-	(30)	-
Total operating expenses	59,781	57,881	61,140	177,242	170,237
Loss from operations	(3,559)	(2,377)	(8,704)	(11,193)	(1,904)
Other income (expense), net	778	(304)	(276)	224	(1,651)
Loss before provision for income tax	(2,781)	(2,681)	(8,980)	(10,969)	(3,555)
Provision for (benefit from) income tax	159	235	(273)	518	493
Net loss	$ (2,940)	$ (2,916)	$ (8,707)	$ (11,487)	$ (4,048)
Net loss per share:
Basic and diluted	$ (0.04)	$ (0.04)	$ (0.13)	$ (0.17)	$ (0.06)

Shares used in computing net loss per share:
Basic	68,235	68,044	66,886	67,960	66,109

SHORETEL, INC.
GAAP TO NON-GAAP RECONCILIATION
(Amounts in thousands, except per share amounts)
(Unaudited)

	Three Months Ended						Nine Months Ended
	March 31,		December 31		March 31,		March 31,		March 31,
	2017		2016		2016		2017		2016
GAAP Hosted and related services gross profit	$ 20,891		$ 19,005		$ 16,186		$ 58,415		$ 48,126
Stock-based compensation charges	63	(a)	52	(a)	288	(a)	200	(a)	955	(a)
Amortization of acquisition-related intangibles	921	(b)	977	(b)	985	(b)	2,875	(b)	2,636	(b)
Severance costs	50	(d)	-	(d)	-	(d)	50	(d)	-	(d)
Lease termination fee	-	(g)	155	(g)	-	(g)	155	(g)	-	(g)
Non-GAAP Hosted and related services gross profit	$ 21,925		$ 20,189		$ 17,459		$ 61,695		$ 51,717
Non-GAAP Hosted and related services gross margin	57.3%		55.0%		53.3%		55.8%		55.8%

GAAP Product gross profit	$ 20,577		$ 21,477		$ 22,755		$ 63,714		$ 78,163
Stock-based compensation charges	10	(a)	9	(a)	12	(a)	44	(a)	53	(a)
Amortization of acquisition-related intangibles	-	(b)	-	(b)	2	(b)	-	(b)	19	(b)
Severance costs	-	(d)	-	(d)	-	(d)	9	(d)	-	(d)
Non-GAAP Product gross profit	$ 20,587		$ 21,486		$ 22,769		$ 63,767		$ 78,235
Non-GAAP Product gross margin	67.4%		66.6%		67.1%		67.4%		67.2%

GAAP Support and services gross profit	$ 14,754		$ 15,022		$ 13,495		$ 43,920		$ 42,044
Stock-based compensation charges	80	(a)	88	(a)	121	(a)	294	(a)	468	(a)
Severance costs	-	(d)	-	(d)	10	(d)	113	(d)	10	(d)
Non-GAAP Support and services gross profit	$ 14,834		$ 15,110		$ 13,626		$ 44,327		$ 42,522
Non-GAAP Support and services gross margin	78.4%		79.3%		73.5%		78.1%		75.2%

GAAP total gross profit	$ 56,222		$ 55,504		$ 52,436		$ 166,049		$ 168,333
Stock-based compensation charges	153	(a)	149	(a)	421	(a)	538	(a)	1,476	(a)
Amortization of acquisition-related intangibles	921	(b)	977	(b)	987	(b)	2,875	(b)	2,655	(b)
Severance costs	50	(d)	-	(d)	10	(d)	172	(d)	10	(d)
Lease termination fee	-	(g)	155	(g)	-	(g)	155	(g)	-	(g)
Non-GAAP total gross profit	$ 57,346		$ 56,785		$ 53,854		$ 169,789		$ 172,474
Non-GAAP total gross margin	65.4%		64.5%		63.2%		64.8%		64.9%

GAAP loss from operations	$ (3,559)		$ (2,377)		$ (8,704)		$ (11,193)		$ (1,904)
Stock-based compensation charges	2,194	(a)	2,286	(a)	1,929	(a)	7,687	(a)	6,861	(a)
Amortization of acquisition-related intangibles	1,824	(b)	1,879	(b)	1,893	(b)	5,582	(b)	5,232	(b)
Litigation, settlements and defense fees	(19)	(c)	40	(c)	-	(c)	(30)	(c)	-	(c)
Severance costs	523	(d)	-	(d)	157	(d)	1,681	(d)	157	(d)
Acquisition related costs	-	(e)	-	(e)	822	(e)	-	(e)	1,356	(e)
Strategic alternatives review costs	42	(f)	463	(f)	-	(f)	505	(f)	-	(f)
Lease termination fee	-	(g)	155	(g)	-	(g)	155	(g)	-	(g)
Non-GAAP income (loss) from operations	$ 1,005		$ 2,446		$ (3,903)		$ 4,387		$ 11,702

GAAP net loss	$ (2,940)		$ (2,916)		$ (8,707)		$ (11,487)		$ (4,048)
Stock-based compensation charges	2,194	(a)	2,286	(a)	1,929	(a)	7,687	(a)	6,861	(a)
Amortization of acquisition-related intangibles	1,824	(b)	1,879	(b)	1,893	(b)	5,582	(b)	5,232	(b)
Litigation, settlements and defense fees	(19)	(c)	40	(c)	-	(c)	(30)	(c)	-	(c)
Severance costs	523	(d)	-	(d)	157	(d)	1,681	(d)	157	(d)
Acquisition related costs	-	(e)	-	(e)	822	(e)	-	(e)	1,356	(e)
Strategic alternatives review costs	42	(f)	463	(f)	-	(f)	505	(f)	-	(f)
Lease termination fee	-	(g)	155	(g)	-	(g)	155	(g)	-	(g)
Gain on sale of non-marketable investments	(920)	(h)	-	(h)	-	(h)	(920)	(h)	-	(h)
Deferred tax provision arising from tax impact of above items	(154)	(i)	86	(i)	(8)	(i)	(63)	(i)	(632)	(i)
Non-GAAP net income (loss)	$ 550		$ 1,993		$ (3,914)		$ 3,110		$ 8,926

Non-GAAP net income (loss) per share:
Basic	$ 0.01		$ 0.03		$ (0.06)		$ 0.05		$ 0.14
Diluted	$ 0.01		$ 0.03		$ (0.06)		$ 0.04		$ 0.13

Shares used in computing net income (loss) per share:
Basic	68,235		68,044		66,886		67,960		66,109
Diluted	69,344		69,330		66,886		69,304		67,835

SHORETEL, INC.
GAAP TO NON-GAAP RECONCILIATION FOOTNOTES
(Amounts in thousands)
(Unaudited)

		Three Months Ended			Nine Months Ended
		March 31,	December 31	March 31,	March 31,	March 31,
		2017	2016	2016	2017	2016
(a)	Stock-based compensation included in:
	Cost of hosted and related services revenue	$ 63	$ 52	$ 288	$ 200	$ 955
	Cost of product revenue	10	9	12	44	53
	Cost of support and services revenue	80	88	121	294	468
	Research and development	550	512	439	1,738	1,359
	Sales and marketing	650	663	572	2,272	2,003
	General and administrative	841	962	497	3,139	2,023
		$ 2,194	$ 2,286	$ 1,929	$ 7,687	$ 6,861

(b)	Amortization of acquisition-related intangibles included in:
	Cost of hosted and related services	$ 921	$ 977	$ 985	$ 2,875	$ 2,636
	Cost of product revenue	-	-	2	-	19
	Sales and marketing	895	894	899	2,684	2,570
	General and administrative	8	8	7	23	7
		$ 1,824	$ 1,879	$ 1,893	$ 5,582	$ 5,232

(c)	Litigation, settlements and defense fees included in:
	Settlements and defense fees	$ (19)	$ 40	$ -	$ (30)	$ -
		$ (19)	$ 40	$ -	$ (30)	$ -

(d)	Severance costs included in:
	Cost of hosted and related services	$ 50	$ -	$ -	$ 50	$ -
	Cost of product revenue	-	-	-	9	-
	Cost of support and services	-	-	10	113	10
	Research and development	107	-	125	170	125
	Sales and marketing	366	-	19	1,332	19
	General and administrative	-	-	3	7	3
		$ 523	$ -	$ 157	$ 1,681	$ 157

(e)	Direct acquisition costs included in:
	Acquisition-related costs	$ -	$ -	$ 822	$ -	$ 1,356
		$ -	$ -	$ 822	$ -	$ 1,356

(f)	Strategic alternatives review costs included in:
	General and administrative	$ 42	$ 463	$ -	$ 505	$ -
		$ 42	$ 463	$ -	$ 505	$ -

(g)	Lease termination fee included in:
	Cost of hosted and related services	$ -	$ 155	$ -	$ 155	$ -
		$ -	$ 155	$ -	$ 155	$ -

(h)	Gain on sale of non-marketable investments included in:
	Other income (expense), net	$ (920)	$ -	$ -	$ (920)	$ -
		$ (920)	$ -	$ -	$ (920)	$ -

(i)	The deferred tax benefit (provision) arising from acquisition and tax impact of the items which are excluded in (a) to (h) above.

SHORETEL, INC.
RECONCILIATION OF GAAP TO NON-GAAP FOR FISCAL Q4 2017 PROJECTIONS
(Amounts in millions)
(Unaudited)

	Three Months Ending
	June 30, 2017

	Low	High
GAAP gross profit %	62.5%	63.5%
Adjustments for stock-based compensation	0.3%	0.3%
Adjustments for acquisition-related intangible amortization and other items	1.2%	1.2%
Non-GAAP gross profit %	64.0%	65.0%

Total GAAP operating expenses	$60.5	$61.5
Adjustments for stock-based compensation	$ 2.1	$ 2.1
Adjustments for acquisition-related intangible amortization and other items	$ 2.4	$ 2.4
Total non-GAAP operating expenses	$56.0	$57.0